                             CO-PROMOTION AGREEMENT


         THIS CO-PROMOTION AGREEMENT (the "Agreement") is made as of December 21, 1999 by and between iParty Corp., a Delaware corporation ("iParty"), with an address at 41 East 11th Street, 11th Floor, New York, New York 10003 and Margaritaville Holdings, LLC, a Delaware limited liability company ("MV"), with an address at Suite QR, 256 Worth Ave., Palm Beach, Florida 33480.

         WHEREAS, iParty is the owner and operator of the Internet web site located at http://www.iparty.com, and all subsidiary pages thereof (the "iParty Site"); and

         WHEREAS, MV is one of the operators of the Internet web site located at http://www.margaritaville.com, and all subsidiary pages thereof (the "Margaritaville Site"), the registrant of the domain name for which is Global Audience Providers, which is an agent of The Margaritaville Store, Inc., a company under common control with MV; and

         WHEREAS, both parties wish to cooperate with each other in the promotion of each other's products and web sites on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Term. This Agreement shall have a term (the "Term") of three years commencing on December 21, 1999 and ending on December 20, 2002, unless terminated prior to such date in accordance with Section 8 hereof.

2.       Consideration.

         2.1 Royalty. Within forty-five (45) days after each calendar quarter, iParty shall pay to MV a royalty (the "Royalty Payment") equal to six (6) percent of the gross dollar amount actually received by iParty from customers with respect to products sold on the iParty Site which bear the "MARGARITAVILLE" trademark (one (1) percent of which shall be paid by MV to Jimmy Buffett ("Buffett") pursuant to a License Agreement between MV and Buffett dated as of December 22, 1999). For the purposes of this Section 2.1 "gross dollar amount actually received by iParty" shall not include funds relating to any shipping charges, sales or other taxes or duties which iParty may collect, unless such amounts exceed iParty's actual out-of-pocket costs for such items. The amount of a Royalty Payment may be adjusted, dollar for dollar, to account for any refunds, chargebacks, returns or similar occurrences.

         2.2 Warrant. Upon execution of this Agreement, iParty shall issue to MV a five-year warrant (the "Warrant"), substantially in the form attached hereto as Exhibit A.

3. Establishment of "Margaritaville Channel." On or before April 1, 2000, iParty shall establish a distinct area on the iParty Site known as "Margaritaville" or the "Margaritaville

Channel" which shall be used to aggregate and offer for sale such number of products as iParty shall determine in its sole but reasonable discretion, which, as of the date hereof, is attached hereto as Exhibit B. The products shall remain reasonably consistent with themes associated with Buffett, his music and live performances ("Buffett Themes") and shall not duplicate, compete with or be similar to any products that are being offered by MV as of the date hereof ("iParty Products"). During the Term, MV shall not add any products to or sell any products, directly or indirectly through, the Margaritaville Site that duplicate, compete with or are similar to the iParty Products.

4.       Margaritaville Exclusive License.

         4.1 MV hereby grants iParty, to the full extent of MV's rights therein and thereto, an exclusive, worldwide, fully paid license, during the Term, to use the trademark "MARGARITAVILLE", in the party supply industry. MV hereby grants iParty, to the full extent of MV's rights therein and thereto, exclusive, worldwide marketing and distribution rights to the materials provided by MV and created by Buffett pursuant to Article 6, below.

         4.2 Subject to the next sentence, MV represents and warrants that (i) it possesses, itself or through agreement with Buffett, the right and ability to grant the rights granted in Section 4.1, above in the United States and has no knowledge of any worldwide limitation or restriction which would conflict with the full enjoyment by iParty of its rights under this Agreement, (ii) the granting of these right does not conflict with or violate any other agreement, written or oral, that MV or Buffett have entered into and, (iii) it covenants that it will not grant any rights under any future agreement that will conflict with the full enjoyment by iParty of its rights under this Agreement. iParty acknowledges that MV has granted certain rights to Seagram Americas, an unincorporated division of Joseph E. Seagram & Son, Inc. ("Seagram") and Universal City Development Partners ("Universal") which may be inconsistent with the exclusive rights granted in the first sentence of Section 4.1, above. MV covenants that, during the Term, it will not grant, or permit to be granted, any additional rights to Seagram, Universal or any other party which are inconsistent with the exclusive rights granted in the first sentence of Section 4.1, above. Except as provided in the next sentence, MV further represents, warrants and covenants that no entity which controls, is controlled by or under common control with MV, The Margaritaville Store, Inc. or Buffett has entered or will enter into any agreement which is inconsistent with the rights granted to iParty herein.

         4.3 In any use by iParty of the MARGARITAVILLE trademark or of the name, image or voice of Buffett, or, if permitted by Buffett, in his sole discretion, any other trademarks or rights that he may own or otherwise control (collectively, the "Materials") pursuant to this Agreement, iParty shall not alter the color, proportional size or similar attributes (as applicable) of the Materials as provided or approved by MV without the prior written consent of MV. The right of iParty to place advertising, promotional or any other information or materials visible with, near or surrounding the Materials is limited to those which will not impair or adversely affect the name, reputation or goodwill of MV or Buffett, and those which will not tarnish, dilute or be confusingly similar to the Materials. iParty shall provide MV with samples of any iParty

Products to which iParty wishes to affix any of the Materials, which shall be of high quality. MV shall have two (2) business days after receipt of such sample to object to such use of the Materials, following which, if any such objection has not been received by iParty from MV, such use shall be deemed to have been approved by MV. Provided that any use of the Materials is substantially similar to any use previously approved by MV, iParty may apply such use to future iParty Products without the necessity of obtaining MV's prior consent.

5.       Web Site Links.

         5.1 On or before April 1, 2000, iParty and MV shall place HTML (or successor protocol) links to each others web sites on the entry/home page for each party's own web site, each at the uniform resource locator (URL) set forth in the recitals to this Agreement, or any successor URL.

         5.2 The textual and graphic content of the links required pursuant to Sections 5.1 and 5.2 above will be in the forms mutually agreed to by the parties, will be provided to the linking party as a computer-readable file in a compatible file format and within a commercially reasonable time following such mutual agreement. The inability of the parties to so agree as required in this
Section 5.3, without the occurrence of a fact or event that, existing on its own, would be considered a breach of this Agreement, shall not be considered a breach of this Agreement.

         5.3 In any identification of the other party (the "Linked Party") or of their products or offerings included anywhere within the web site of each party (the "Linking Party") pursuant to this Agreement, the Linking Party shall not alter or otherwise impair the branding or other identification of the Linked Party, nor alter or remove any copyright, trademark or other protective notices of the Linked Party. Neither party shall, acting as Linking Party, alter the color, size or similar attributes of the materials provided by the Linked Party without the prior written consent of the Linked Party. Each party further agrees that it shall not, acting as Linking Party, mask, frame, overlay, impair or otherwise materially alter, affect or impair the images, information, perception, service quality or security obtained from the Linked Party once the link or equivalent pathway to the Linked Party is selected or initiated. The right of each party, acting as Linking Party, to place advertising, promotional or any other information or materials visible with, near or surrounding materials provided by the Linked Party is limited to those which will not impair or adversely affect the name, reputation or goodwill of the Linked Party or Buffett, and those which will not tarnish, dilute or be confusingly similar to the materials provided by the Linked Party or (in the case of iParty) by Buffett. The parties agree that they shall not, acting as Linking Party, impose any cost, charge, fee, restriction or requirement in order to permit access to any aforementioned link or any other link contained in or to the Linked Party's web site.

6.       Product Creations by Buffett.

         6.1 On or before May 1, 2000, MV shall provide to iParty, for sale through the Margaritaville Channel, a videotape that will contain at least three songs performed by Buffett and appropriate for children, the sale and distribution of which will be exclusive to iParty. The aforementioned videotape shall be sold by iParty without any alteration whatsoever and as a package with other party-related merchandise. Such videotape shall not be sold by iParty as a "stand alone" product. Pre-approved production costs in the creation of songs will be paid by iParty. Buffett shall retain all intellectual property rights in the videotape, the songs contained therein, and the materials related to the videotape and the songs. During the Term, the parties may agree on additional products, subject to mutually agreeable terms and conditions.

         6.2 On or before April 1, 2000, MV shall provide to iParty the initial installment of written work related to Buffett, such as current information about Buffett or his activities, or Buffett's advice, observations or wisdom, the length of which shall be approximately one paragraph, that iParty shall have the exclusive right to use as content on its web site. Such material will be replaced with new material on a monthly basis. The material described in this
Section 6.2 may be used by iParty as stand-alone content on its web site, or may be aggregated with other quotations from prior works written or performed by Buffett and displayed as content on iParty's web site, subject to the prior approval of MV, which such approval shall not be unreasonably withheld or delayed. In the event that any proposed use by iParty of any written work pursuant to the previous sentence requires the consent of any third party (e.g., a publisher), MV shall provide iParty with reasonable assistance regarding the obtaining of such permission. No use of any material pursuant to this Section
6.2 shall constitute any transfer of any intellectual property rights by or on behalf of iParty, MV or Buffett.

         6.3 The parties agree to proceed in good faith so that on or before June 1, 2000, Buffett and/or MV and/or iParty shall create an electronic greeting that iParty shall use, in its commercially reasonable discretion, in connection with a greeting or invitation sold or otherwise used by iParty through or in connection with the iParty Site. Such electronic greeting shall contain icons or materials which represent Margaritaville and/or Buffett Themes but shall not include Buffett's image and/or voice without Buffett's written consent which may be withheld for any reason. The content and appearance of such electronic greeting shall be subject to MV's approval, which such approval shall not be unreasonably withheld or delayed.


7.       Marketing and Co-Promotions.

         7.1 During the Term, MV shall arrange for Buffett, at his convenience, to meet with Sal Perisano, the CEO of iParty (or such other iParty representative as shall be determined by iParty), and marketing personnel from iParty to define overall marketing and co-promotion activities between MV and iParty. Such meetings shall be held no less frequently than twice each year during the Term.

         7.2 MV shall arrange for Buffett to attend and participate in a public relations event in New York to, among other things, announce the launch of the iParty and MV relationship. Buffett's appearance pursuant to the preceding sentence shall be for no less than one half (1/2) hour. Thereafter, MV shall arrange for Buffett to attend at least one (1) other public relations event on an annual basis. The timing, concept and theme of such events shall be subject to MV's reasonable approval, iParty shall provide Buffett with no less than two (2) months advance notice of each such event and no such event shall be scheduled on any date that Buffett is scheduled to perform a concert.

         7.3 During the Term, MV and iParty shall each have the right to utilize the other party's mailing list (which, in the case of MV, shall mean the mailing list used by and for the "Coconut Telegraph" and owned by The Margaritaville Store, Inc.) to send information, one (1) time each year, to any or all of the addresses contained on such mailing lists. In addition, MV and iParty shall each have the right, three (3) times each year, to use the e-mail lists of the other party (which, in the case of MV, shall mean the e-mail list used by and for the "Coconut Telegraph" and owned by The Margaritaville Store, Inc.) to send information to each address on such e-mail lists. Additionally, MV shall cause the "Coconut Telegraph" to mention iParty in each issue published during the Term,. In the event that iParty, during the Term, releases or provides a direct mail piece to be sent to customers of iParty via U.S. mail, iParty will cause such piece to mention the availability of the iParty Products, subject to the terms and conditions of this Agreement.

         7.4 iParty shall be allowed to create advertising that will promote the Margaritaville Channel in print, broadcast, cable, radio and online media, and any other medium now known or hereafter known, subject to the approval of MV, which approval shall not be unreasonably withheld or delayed. All such advertising and promotion by iParty shall include other trademarks or products not related to MV or Buffett, as determined by iParty in its sole but commercially reasonable discretion. Notwithstanding the foregoing, however, approval for the use of Buffett's image and name may be withheld for any reason.

         7.5 iParty and MV shall cooperate in developing and executing additional plans to cross-promote their respective production.

8.       Termination.

         8.1 This Agreement may be terminated by either iParty, on the one hand, or MV on the other, in the event of any material default in, or material breach of, any of the terms or conditions of (a) this Agreement by MV, or (b) the obligations of Buffett hereunder or (c) iParty (in the case of MV), which default is not remedied within thirty (30) days after the defaulting party has been provided with written notice of such default.

         8.2 If Buffett or MV commit any act or become involved in any situation or occurrence which brings him/it into public disrepute, scandal or ridicule, or shocks or offends the community, or derogates from the public image or reflects unfavorably upon iParty or any of its products or services, iParty shall have the right to terminate this Agreement at any time following the time that iParty becomes aware of such act or involvement, provided that iParty shall have given MV and Buffett fourteen (14) days written notice of such default and such default has not been cured, if curable, during such fourteen (14) day period. If iParty commits any act or becomes involved in any situation or occurrence which brings it into public disrepute, scandal or ridicule, or shocks or offends the community, or derogates from the public image or reflects unfavorably upon Buffett or MV or any of their products or services, MV shall have the right to terminate this Agreement at any time following the time that MV becomes aware of such act or involvement, provided that MV shall have given iParty fourteen (14) days written notice of such default and such default has not been cured, if curable, during such fourteen (14) day period. Upon termination pursuant to this Article 8, all rights, duties and obligations of the parties shall cease and each party shall return to the other party all property and Confidential Information of the such party or, alternatively, as appropriate, certify its destruction or deletion. For the avoidance of doubt, warrant shares which have vested prior to the effective date of are the property of MV.

         8.3 Termination or expiration of this Agreement shall not cancel or terminate any rights and/or obligations which arose prior to the effective date of termination and which must continue to give effect to their meaning at the time such right and/or obligation arose.

9.        Limitations of Liability/Warranty Disclaimer.

         9.1 EXCEPT FOR OBLIGATIONS ARISING OUT OF ARTICLE 10 OR A BREACH BY EITHER PARTY OF SECTION 11, THE MAXIMUM LIABILITY OF EITHER PARTY TO THE OTHER FOR DAMAGES FOR ANY AND ALL CAUSES WHATSOEVER, AND EACH PARTY'S MAXIMUM REMEDY, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE LIMITED TO $50,000.

         9.2 EXCEPT FOR OBLIGATIONS ARISING OUT OF SECTION 10 OR A BREACH BY EITHER PARTY OF SECTION 11, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOST DATA, LOST PROFITS, BUSINESS INTERRUPTION, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         9.3 EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10. Indemnification. Each party (the "Indemnifying Party") shall indemnify, defend and hold harmless the other party (the "Indemnified Party") from any and all claims, costs, expenses, damages or other liability, including reasonable attorney's fees, which is the result of infringement or misappropriation claims arising out of or related to the use of the materials provided to the Indemnified Party by the Indemnifying Party. The Indemnified Party shall notify the Indemnifying Party, in writing, in the event of any such claim, and grant to the Indemnifying Party the right, at the Indemnifying Party's expense, to control the defense thereof, including the right to settle any such claim or suit on such terms as the Indemnifying Party shall deem desirable.

11. Confidentiality. The term "Confidential Information" means information or data, including without limitation, names and expertise of employees and consultants, know-how, processes, ideas, inventions, (whether patentable or not), trade secrets and other technical, business and customer information, financial and product development plans, forecasts and strategies, furnished by one party to the other hereunder. Each party shall (i) hold all Confidential Information of the other party in confidence and take all reasonable precautions to protect such Confidential Information (including, without limitation, all precautions such party employs with respect to its own confidential materials of a similar nature), (ii) not divulge any such Confidential Information of such other party or any information derived therefrom to any third person except to its employees or independent contractors that have a need to know such information to further the permitted use thereof, that are informed of the non-disclosure obligations contained herein, (iii) not make any use whatsoever, at any time, of any Confidential Information of the other party except to the extent necessary to exercise any right or license granted under, or perform any obligations under this Agreement, and (iv) not copy (except as reasonably necessary to exercise the rights or obligations under this Agreement) or reverse engineer or reverse compile any Confidential Information of the other party which is computer code. For purpose of this Section 11, MV and Buffett shall be considered one and the same party. Without granting any right or license, the foregoing obligations shall not apply to the extent that the receiving party can demonstrate that the Confidential Information of the such other party (A) is in the public domain and is available at the time of disclosure or which thereafter enters the public domain and is available through no improper action or inaction by the receiving party, or (B) was in its possession or known by the receiving party prior to receipt from the disclosing party, or (C) was rightfully disclosed to the receiving party by a third party without restriction, or (D) is independently developed by the receiving party without reference to such Confidential Information of the disclosing party, or (E) is required to be disclosed pursuant to any statutory or regulatory authority or court order, provided the disclosing party is given prompt notice of such requirement and the scope of such disclosure is limited to the maximum extent consistent with compliance with such authority or order. Information shall not be deemed known to the receiving party or publicly known for purposes of the above exceptions
(x) merely because it is embraced by more general information in the prior possession of such person or others, or (y) merely because it is expressed in public material in general terms not specifically the same as the Confidential Information.

12. Year 2000 Compliance. MV represents to iParty that the Margaritaville Site is Year 2000 Compliant. iParty represents and warrants to MV that the iParty Site is Year 2000 Compliant. For purposes of this Section 12, the term "Year 2000 Compliant" means that such web site is designed to be used before, during and after the year 2000. Specifically, such web site will (i) represent all calendar years with four digits as opposed to two (e.g., 2001 instead of


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

01); (ii) correctly identify and process all dates, including those in calculations which reference one or more centuries; (iii) operate without any errors, aborts or invalid results related to any date; and (iv) correctly identify and process leap years.

13. Notice. Any notice required or permitted by this Agreement shall be in writing and shall be sent by courier or telefax confirmed in writing, addressed to the signatory of this Agreement at the address listed in the preamble to this Agreement, or at such other address for which either of the parties gives notice hereunder. All notices shall be deemed to have been given upon receipt. As of the date hereof, the facsimile number of the parties are as follows:

iParty:  (212) 331-1207                                       MV: (561) 835-9584

14. Entire Agreement; Amendment. This Agreement and the Warrant to be issued in connection herewith contain the entire understanding of the parties with respect to the subject matter herein and supersedes all prior agreements and understandings between them with respect to the subject matte hereof. No amendment of this Agreement will be effective unless embodied in a written instrument executed by all parties.

15. Assignment. This Agreement will not be assignable by either party without the other's written consent, which will not be unreasonably withheld or delayed, except that either party shall have the right to assign this Agreement to any parent, subsidiary or affiliate or to an entity which acquires all or substantially all of the assets or equity of such party through an acquisition, merger, consolidation or otherwise..

16. Waiver of Breach. The failure of any party hereto at any time to enforce any of the provisions of this Agreement will not be deemed or construed to be a waiver of any such provisions, or in any way to affect the validity of this Agreement or any provisions hereof or the right of any party hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement will be effective unless set forth in a written instrument executed by the party against which enforcement of such waiver is sought; and no waiver of any such breach will be construed or deemed to be a waiver of any other or subsequent breach.

17. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflict of laws rules of such state.

18. Submission to Jurisdiction. The parties agree to submit to the exclusive jurisdiction of the federal and state courts located in Wilmington, Delaware with regard to any disputes arising under this Agreement.

19. Severability. All of the provisions of this Agreement are intended to be distinct and severable. If any provision of this Agreement is or is declared to be invalid or unenforceable in any jurisdiction, it will be ineffective in such jurisdiction only to the extent of such invalidity or unenforceability. Such invalidity or unenforceability will not affect either the balance of such provision, to the extent it is not invalid or unenforceable, or the remaining provisions hereof, or render invalid or unenforceable such provision in any other jurisdiction.

20. Independent Contractors. The relationship of the parties hereunder shall be that of independent contractors. Nothing herein shall be construed to constitute a partnership or other relationship between or joint venture of the parties, nor shall either party be deemed the agent of the other or have the right to bind the other in any way without the prior written consent of the other.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, and all of which together will constitute one and the same Agreement. This Agreement may be executed and delivered by electronic facsimile transmission with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another.

22. Certain Dispute Resolution. With respect to any dispute which may arise regarding Section 6.3 and/or Section 7.5 above, the parties agree that such dispute shall not constitute a breach unless a party fails to comply with an arbitration award entered against it. The parties further agree that, should any dispute arise regarding Section 6.3 and/or Section 7.5, the following procedure shall be used, unless they agree in writing to the contrary:

         (a) The President of iParty and the President of MV shall, within seventy-two (72) hours of either party notifying the other in writing of a particular dispute described above, discuss by telephone the resolution of that dispute for a minimum of one (1) hour, or until the dispute is resolved;

         (b) If the telephone conference described in subsection (a) above does not resolve the dispute, the parties shall request the American Arbitration Association to appoint a mediator to mediate the dispute, such mediation to take place in Wilmington, Delaware. The mediation shall occur with seventy-two (72) hours after the mediator is appointed, unless the mediator is not available within that time frame, in which case, the mediator shall set a date for the mediation on the earliest possible day, based on the schedule of the mediator, who shall take into account the schedule of the President of iParty and the President of MV; and

         (c) If the mediation described in subsection (b) above fails to resolve the dispute, the parties shall request the American Arbitration Association to appoint one (1) arbitrator to resolve the dispute, such mediation to take place in Wilmington, Delaware. The arbitration shall be governed by the then-existing rules of the American Arbitration Association.


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

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.


iPARTY CORP.                                      MARGARITAVILLE HOLDINGS, LLC


By: /s/ Sal Perissano                             By: John Cohlan
    -----------------                                ---------------------------
      Name:  Sal Perisano                            Name: John Cohlan
      Title: Chief Executive Officer                 Title: CEO




I, Jimmy Buffett, agree to do those things required of me (or indicated as being delivered or created by me) pursuant to Article 6 and Article 7 of this Agreement.


/s/ Jimmy Buffett
----------------------------
Jimmy Buffett, an individual


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